FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer

Arthur L. Herbst, Jr., President

Christine R. Boehning, Chief Financial Officer

(314)-344-0010, Ext. 3133

Young Innovations, Inc. Completes Acquisition of Microbrush

St. Louis, MO., August 18, 2006 – Young Innovations, Inc. (NASDAQ – YDNT) today announced that it has completed the previously announced acquisition of substantially all of the assets of Microbrush International, Ltd. On July 31, 2006, Young signed an agreement to acquire substantially all of the assets of Microbrush, Inc. and Microbrush International, Ltd. The purchase of the assets of the Microbrush, Inc. was completed upon signing.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, and children’s toothbrushes. The Company believes it is the leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures) in the United States. The Company also believes it is the leading provider of panoramic X-ray equipment and dental surface disinfectants in the United States.